UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2006
Modine Manufacturing Company
(Exact name of registrant as specified in its charter)

Wisconsin	1-1373	39-0482000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code:	(262) 636-1200
_____________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 17, 2006, the Modine Manufacturing Company Board of Directors directed the officers of the Company to take appropriate actions to close the electronics cooling manufacturing facility located in Hsinchu, Taiwan which is operated by Modine’s indirect wholly owned subsidiary, Thermacore Taiwan Co., Ltd. The Taiwan facility, which currently employees approximately 200 people, manufactures heat pipes for the personal computer and laptop markets. The Company anticipates that all employees will be terminated by July 31, 2006 and the closure of the Taiwan facility will be complete by August 31, 2006.

Modine estimates that the major costs of the facility closure will be one-time termination benefits ($0.7 million); a contract termination fee associated with the termination of the facility lease ($0.5 million); inventory and accounts receivable write-offs ($1.9 million); and equipment removal, salvage and/or transfer ($0.2 million). The Company’s good faith estimate of the total amount expected to be incurred for the facility closing is approximately $3.6 million.

The Company estimates that the amount of future cash expenditures in connection with the facility closure will be approximately $1.4 million.

A copy of the Company's press release dated May 22, 2006 announcing the closing of the Taiwan facility is attached hereto as Exhibit 99.1.

Item 8.01 Other Events.

The Company is offering a voluntary enhanced early retirement program package to certain U.S. employees. A copy of the press release announcing the early retirement program dated May 22, 2006 is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
99.1	Press Release announcing plans to close its facility located in Taiwan and the offer of an early retirement program to certain U.S. employees dated May 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/ David B. Rayburn
David B. Rayburn President and Chief Executive Officer

By: /s/ Dean R. Zakos
Dean R. Zakos Vice President, General Counsel and Secretary

Date: May 23, 2006

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release announcing plans to close its facility located in Taiwan and the offer of an early retirement program to certain U.S. employees dated May 22, 2006.